Exhibit 10.1

Certain personal information in this document has been redacted pursuant to Item 601(a)(6) of Regulation S-K . Redacted portions are indicated with the notation “[**]”.

Private and Confidential

Dated for Reference: August 30, 2024

SEPARATION AGREEMENT

BETWEEN:

Permex Petroleum Corporation

(the “Company”)

AND:

Mehran Ehsan

(“Mr. Ehsan”)

(hereinafter collectively, the “Parties”)

WHEREAS:

A.	Mr. Ehsan has been employed with the Company since August 1, 2017, initially as the Chief Executive Officer, pursuant to an employment agreement with the Company dated May 1, 2022.

B.	Mr. Ehsan moved into the position of Vice President of Business Development effective April 30, 2024, pursuant to his amended written employment agreement with the Company (the “Amended Employment Agreement”); and

C.	Mr. Ehsan’s last day of employment with the Company is August 30, 2024 (the “Termination Date”). Except as otherwise set forth in this Separation Agreement and attached Release (the “Agreement”), the Termination Date will be the employment termination date for Mr. Ehsan for all purposes, meaning Mr. Ehsan will no longer be entitled to any further compensation, monies or other benefits from the Company, including coverage under any benefit plans or programs sponsored by the Company.

NOW THEREFORE, in consideration of the terms and conditions outlined herein, and other good and valuable consideration, the sufficiency of which is acknowledged, the Parties agree as follows:

1.	Mr. Ehsan’s employment with the Company will conclude for all purposes on the Termination Date. Concurrently with the execution of this Agreement, Mr. Ehsan will execute the resignation letter at Schedule A, irrevocably resigning his employment with the Company effective the Termination Date.

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2.	Between now and the Termination Date, Mr. Ehsan will continue to perform his assigned duties in a diligent, competent and timely manner and will perform these duties during the Company’s normal business hours or as otherwise required.

3.	The Company will pay Mr. Ehsan all of his accrued and outstanding wages (including accrued and unpaid vacation pay), less applicable deductions, for the period up to and including the Termination Date on the following schedule:

a.	the gross amount of $5,000, by August 30, 2024, and

b.	the remaining balance on the Company’s next scheduled payroll date following full execution of this Agreement.

4.	Up to and including the Termination Date, the Company will pay Mr. Ehsan all reasonable and documented business expenses, pre-approved by the Board and actually and properly incurred, upon proof of receipt and documentation.

5.	As of the Termination Date, Mr. Ehsan’s entitlements to any further compensation, monies or other benefits from the Company, including coverage under any benefit plans or programs sponsored by the Company will cease. Mr. Ehsan will have 30 days after the Termination Date to convert his life insurance coverage to individual coverage should he wish to take over the premiums and coverage.

6.	The Company will pay Mr. Ehsan a lump sum payment of $100,000 USO (the “Lump Sum”) by way of direct deposit, which shall be paid within five (5) business days of the Company’s receipt of full revocation of its Failure-to-File Cease Trade Order (“FFCTO”) per the British Columbia Securities Commission and receipt of additional investment capital investment in the amount of $1,000,000 or more, but in any event the Lump Sum will be paid to Mr. Ehsan no later than October 31, 2024

7.	The Company will pay Mr. Ehsan the amount of $7,500 USO per month for a period of six (6) months (the “Monthly Payment”). The first Monthly Payment will be paid on October 1, 2024, and will be paid on the first of the month every month thereafter, with the last Monthly Payment being paid on March 1, 2025.

8.	The Company agrees to transfer ownership of Mr. Ehsan’s business vehicle (Jeep Gladiator, VIN: 1C6JJTBG3ML537955, License Plate: RWZ9668) from the Company to Mr. Ehsan, effective within thirty (30) days following the August 30th, 2024. Following the transfer, Mr. Ehsan will be exclusively responsible for the vehicle and all associated costs, including but not limited to taxes, fees, insurance and licensure.

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9.	For purposes of this Separation Agreement, the Lump Sum, the Monthly Payment, and the vehicle transfer referred to in Section 8 shall be collectively defined as the “Consideration.”

10.	For a period of twelve (12) months following the Effective Date, Mr. Ehsan agrees to make himself reasonably available to Company and to respond promptly to any requests by Company for information pertaining to or relating to Company and its affiliates, subsidiaries, agents, officers, directors or employees which may be within the knowledge of Mr. Ehsan. Mr. Ehsan agrees to cooperate fully with the retention and collection of any documents or data in connection with any and all existing or future litigation, charges, or investigations, including collection of documents or data in Mr. Ehsan’s personal custody or control. Mr. Ehsan also agrees to assist and fully cooperate with, and to direct his counsel to assist and fully cooperate with, Company and its legal counsel in connection with any and all existing or future litigation, charges, or investigations brought by or against Company or any of its past or present affiliates, agents, officers, directors or employees, whether administrative, civil or criminal in nature (collectively “proceedings”), including, but not limited to, agreeing to be interviewed as requested by the Company and providing to Company’s legal counsel, without restriction or limitation, any information relating to Mr. Ehsan’s knowledge of the facts concerning the issues encompassed by such proceedings.

11.	Mr. Ehsan hereby covenants that for a period of one year following the Termination Date. Mr. Ehsan will not, without the prior written consent of the Board, accept a position to perform duties similar to those performed by Mr. Ehsan while at the Company, directly or indirectly (whether as proprietor, stockholder, director, partner, employee, agent, independent contractor, consultant, trustee, or in any other capacity), with respect to any property, drilling program, oil or gas leasehold, project or field, in which the Company participates, or has any investment or other business interest in, within five miles of the boundary of any existing Company leasehold in the United States in which the Company has conducted business at any time within the two-year period immediately preceding the termination of Mr. Ehsan’s employment (a “Competing Enterprise”); provided, however, Mr. Ehsan shall not be deemed to be participating or engaging in a Competing Enterprise solely by virtue of his ownership of not more than 5% of any class of stock or other securities which are publicly traded on a national securities exchange or in a recognized over-the-counter market. For the avoidance of doubt, Mr. Ehsan may not avoid the purpose and intent of this Section 11 above by engaging in conduct within the geographically limited area from a remote location through means such as telecommunications, written correspondence, computer generated or assisted communications or other similar methods.

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12.	Mr. Ehsan acknowledges and agrees that he has had or could have had at least twenty-one (21) days in which to review and consider this Agreement, and that, if Mr. Ehsan executes this Agreement prior to the expiration of such twenty-one (21) day period, Mr. Ehsan has voluntarily and knowingly waived the remainder of such period. Notwithstanding anything contained herein to the contrary, this Agreement will not become effective or enforceable for a period of seven (7) calendar days following the date of Mr. Ehsan’s execution of this Release (the “Revocation Period”), during which time Mr. Ehsan may revoke his acceptance of this Agreement by notifying Brad Taillon (the “Company Representative”), CEO, in writing, or by email, or by a recognized national overnight courier service. To be effective, such revocation must be received by the Company Representative no later than 5:00 p.m. Central Time on the seventh (7th) calendar day following Mr. Ehsan’s execution of this Agreement. Provided that this Agreement is executed during the twenty-one (21) day review period and Mr. Ehsan does not revoke it during the Revocation Period, the eighth (8th) day following the date on which this Agreement is executed and delivered to the Company shall be its effective date (the “Effective Date”). In the event that Mr. Ehsan fails to execute and deliver this Agreement prior to the expiration of the twenty-one (21) day review period, this Agreement will be null and void and of no effect, and the Company will have no obligations hereunder. In the event that Mr. Ehsan revokes this Agreement during the Revocation Period, this Agreement will be null and void and of no effect, and the Company will have no obligation provide Mr. Ehsan the Consideration. Mr. Ehsan acknowledges and agrees that, in the event that any portion of the Consideration would otherwise have been provided to Mr. Ehsan prior to the Effective Date, such amount shall not be paid or provided until the ten (10) business day period after the Effective Date.

13.	Pursuant to Section 12 above, Mr. Ehsan agrees to execute the release of claims provided at Schedule B to this Agreement and provide an original signed and witnessed copy to the Company.

14.	Mr. Ehsan will keep confidential and will not directly or indirectly divulge or disclose the terms of this Agreement and the attached Release to any person or entity, except to his legal counsel, professional tax accountant, spouse, or as required by law.

15.	Mr. Ehsan will refrain from making any negative or disparaging comment or statement about the Company (whether verbally or in writing), including with respectto the Company’s current or former employees, except where compelled to do so by law.

16.	Except for the purpose of performing his duties between now and the Termination Date, Mr. Ehsan will keep confidential and will not directly or indirectly divulge or disclose to any person or entity any information relating to the Company’s Confidential Information, as defined in the Employment Agreement, including but not limited to, information (printed, electronic or otherwise) pertaining to the Company’s partners; employees; contractors; personnel; suppliers; partnerships; customers; contracts; facilities; past, present, future and contemplated assets; equipment; operations; records; finances; accounts; services; pricing; costing; policies; procedures; processes; methods; routines; strategies; concepts; structures; designs; marketing plans; and business plans (the “Confidential Information”).

17.	Mr. Ehsan will immediately return all property of the Company that he has in his possession or control including without limitation any documents, files, work product, or Confidential Information, whether in the form of paper or electronic media, electronic devices, uniforms, identification cards, access cards, parking decals, and keys, and will refrain from using for his own purposes any of the Confidential Information as defined hereto.

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18.	Mr. Ehsan agrees to indemnify and save harmless the Company from and against any and all claims, charges, taxes, demands, overpayments, debts, interest, penalties or liability which may arise from the Income Tax Act (Canada) as amended, Employment Insurance Act as amended and Regulations or any other similar statute or regulations as a result of the payment of the Consideration by the Company to Mr. Ehsan.

19.	This Agreement, including the Resignation Letter attached hereto at Schedule “A” and the Release attached hereto at Schedule “B”, contains the entire agreement between the Parties regarding their settlement. The terms of this Agreement are contractual and not a recital.

20.	This Agreement is intended to comply with Section 409A of the United States Internal Revenue Code of 1986, as amended (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

21.	MR. EHSAN ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. MR. EHSAN ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT. MR. EHSAN FURTHER ACKNOWLEDGES THAT HIS SIGNATURE BELOW IS AN AGREEMENT TO RELEASE THE COMPANY FROM ANY AND ALL CLAIMS.

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This Agreement may be executed in counterparts, each of which when so executed will be deemed to be an original and will have the same force and effect as an original, and such counterparts together will constitute one and the same instrument.

AGREED by the Parties on this 10th day of September, 2024.

Permex Petroleum Corporation

Per:	/s/ Bradley Taillon
Brad Taillon

Signed, Sealed and Delivered in the presence of:	)
)
/s/	)
Name of Witness	)

	:	/s/ Mehran Ehsan
Address	)	Mehran Ehsan

:
Occupation	)
)
)
)

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Schedule “A”

August 30, 2024

Permex Petroleum Corporation

C/o Brad Taillon, CEO

Dear Brad:

Please accept this as my irrevocable notice of resignation from employment with Permex Petroleum Corporation for all purposes, to be effective August 30, 2024.

Sincerely,

/s/ Mehran Ehsan
Mehran Ehsan

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Schedule “B”

RELEASE

For and in consideration of the terms outlined in the Separation Agreement between Permex Petroleum Corporation and Mehran Ehsan dated August 30th, 2024, as well as other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), Mehran Ehsan (the “Releaser”) does for themself, their heirs, executors, administrators, agents and assigns, hereby remise, release and forever discharge Permex Petroleum Corporation, its officers, directors, employees, agents, servants, predecessors, successors, assigns, subsidiaries, parents, and related entities (the “Releasees”) of and from all manner of action, cause and causes of actions, contracts, suits, grievances, complaints, applications, debts, dues, sums of money, expenses, damages, costs, claims and demands of any and every kind in nature whatsoever, at law or in equity, or under any statute, previously existing or existing at the present time up to and including the date of execution of this Release, and, without restricting the generality of the foregoing, arising under the British Columbia Labour Relations Act, British Columbia Human Rights Code, British Columbia Employment Standards Act, the British Columbia Workers Compensation Act, Age Discrimination in Employment Act {ADEA), Title VII of the Civil Rights Act, the Americans with Disabilities Act {ADA), the Family and Medical Leave Act {FMLA), the Texas Labor Code, and any other employment-related laws or any other similar legislation or regulations, or by reason of or in any way arising out of or relating to:

a.	the employment of the Releaser by the Releasees or any of them;

b.	any discrimination or breach of human rights, wrongful termination, harassment, retaliation, or violation of any territorial, federal, state, provincial or local law or failure to accommodate with respect to the Releaser;

c.	the cessation, resignation or termination of employment of the Releaser by the Releasees or any of them;

d.	any loss of job opportunity for the Releaser; and

e.	the loss of any pension, bonus, incentive payments, RRSP benefit, retirement benefit, medical, disability coverage, insurance or welfare plans or benefits provided, sponsored or contributed to by the Releasees or any of them.

It is understood and agreed that the consideration for this Release is a compromise and shall not be deemed to be or be construed as an admission of liability by the Releasees.

It is further understood and agreed that this Release is executed and the aforesaid consideration accepted by the Releaser for the purpose of making a full, final and irrevocable settlement of any and all claims whatsoever and howsoever arising against the Releasees which are the subject matter of this Release.

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It is further understood and agreed that for the consideration expressed herein the Releasor agrees not to make any further claim, complaint, action or grievances, or take any proceedings whatsoever against the Releasees or any other person, society, company or other legal entity who might claim contribution or indemnity from the Releasees in respect of matters which are the subject matter of this Release.

The Releaser acknowledges that they have read the above Release and has had the opportunity to receive independent legal advice with respect thereto and understands that the above Release contains a full and final release of all claims including but not limited to those they have or may have against the Releasees relating to their employment, the termination of their employment, and the other matters listed herein.

It is understood and agreed that this Release may be executed and delivered by electronic format, which when so executed and delivered will be deemed to be an original and will have the same force and effect as an original.

It is understood and agreed that the terms of this Release are contractual and not a mere recital.

In witness whereof the Release has been executed this 10th day of September, 2024.

Signed, Sealed and Delivered in the presence of:

/s/
Name of Witness

[**]	/s/ Mehran Ehsan
Address	Mehran Ehsan

Retail
Occupation

/s/
Witness Signature